UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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MASTEC, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on May 14, 2019, the following letter will be sent to certain shareholders of MasTec, Inc:

May 14, 2019

Dear MasTec, Inc. Shareholders:

We previously provided you with our Notice of 2019 Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”). We wanted to alert you to some important additional information regarding your vote on the reelection of Mr. Robert J. Dwyer and Mr. Jose S. Sorzano, both of whom are members of the Compensation Committee of our Board of Directors (the “Compensation Committee”).

Institutional Shareholder Services (“ISS”) has recommended “withhold” votes against Messrs. Dywer and Sorzano, based on the compensation package awarded by the Compensation Committee to Mr. Jorge Mas as a non-executive director of MasTec. ISS raised concerns regarding both the amount and incentive based nature of that compensation for a director.

We believe, however, that this recommendation is the result of a misperception of the role that Mr. Jorge Mas has with MasTec. As we have noted in our proxy materials, Mr. Mas has been Chairman of our Board since 1998. In addition, Mr. Mas previously served as chief executive officer of MasTec, during which time, he had day-to-day policy making responsibilities. Despite relinquishing the CEO position, Mr. Mas, through his continuous service as our chairman, his in-depth knowledge of our industry and our company, his relationships with governmental leaders who are critical to our business, as well as the special relationship he has to MasTec as a member of its founding family and as a significant shareholder, fulfills a vital role for the Company.

Although Jorge Mas does not have a policy making role, his involvement in MasTec’s management goes far beyond that of a director. His day-to-day role involves substantial consultation and collaboration with our CEO, Jose Mas, as well as other members of senior management. Jorge Mas provides constant and significant real-time assistance to our CEO and management team with respect to critical and sensitive strategic and other fundamental business issues; his commitment, both from time and substance perspectives, far exceeds that which would be contributed by a director.

The Compensation Committee set and approved Mr. Jorge Mas’ 2018 pay level and mix to compensate him for his employment in this collaborative role, not for his service as a member of the Board of Directors. In addition, the Compensation Committee considered competitive market data in setting Mr. Mas’ 2018 compensation, as it did when establishing the overall compensation program for Mr. Mas in 2017 (as detailed in our 2018 proxy statement).

Accordingly, the Compensation Committee determined that both the level and design of this compensation package was appropriate. In fact, it was modeled, to a large degree, upon the MasTec’s CEO compensation program, based as to amount upon achievement of superior financial results and shareholder returns, and structured to include long-term time vesting equity to promote alignment with our shareholders’ long-term interests.

We believe that the information provided in our Proxy Statement and this letter clearly demonstrates our strong belief that the Compensation Committee’s determination to compensate Jorge Mas for his service to MasTec was well founded on the recognition of his special role and aligns his interests with those of our shareholders.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF

ROBERT J. DWYER AND JOSE S. SORZANO, AS WELL AS C. ROBERT CAMPBELL,

AS MASTEC DIRECTORS

Your Vote Is Important

Whether or not you plan to attend the meeting, please vote by completing, signing and dating the proxy card that was included with the Proxy Statement and promptly mailing it in the envelope provided or vote via the Internet or by telephone pursuant to the instructions provided with the Proxy Statement.

If you have already voted and do not desire to change your vote, you do not need to do anything. Your vote will be tabulated as you previously instructed. You may change your vote and revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

Thank you for your consideration. If you have any questions, please contact Marc Lewis at 305-406-1815 or at Marc.Lewis@mastec.com.

Alberto de Cardenas, Secretary

Coral Gables, Florida

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